Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-177622 on Form S-8  of our report dated March 2, 2012, relating to the consolidated financial statements of Yandex N.V. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and also comprehended the translation of Russian Ruble amounts into U.S. dollar amounts presented solely for the convenience of readers in the United States of America) appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2011.

/s/ ZAO Deloitte & Touche CIS

Moscow, Russia

March 2, 2012